Exhibit 99.1

Update from the President

Bulldog Poised to Becoming the Industry Leader

RICHMOND, British Columbia, June 17, 2005 – Bulldog Technologies Inc. (OTC BB: BLLD) is a leading provider of wireless security solutions and sensor networks that monitor, track and secure assets in the supply chain. During the last four months of 2005 there have been major developments for Bulldog Technologies Inc.

On February 11, Bulldog and the New Jersey State Police completed a successful sting operation using the MiniBOSSTM, resulting in the apprehension and arrest of four criminals and the recovery of $300,000 worth of stolen Brooks Brothers clothing. The entire operation was broadcast on CNN but unfortunately Bulldog could not be named during the broadcast due to security reasons.

On February 18, Komet Satelital, part of the Grupo Komet Ingenieria y Servicios group of companies based in Monterrey, Mexico joined Bulldog to install an RFID system in one of the largest ports in Mexico.

During March, Bulldog successfully completed several RFID products designed to monitor freezer units in retail stores and tractor trailers. This system can also be utilized to track and secure assets in the supply chain.

On March 22, Bulldog received confirmation of patent approval, allowing the Company to challenge competitors on future patent infringements. Bulldog has also applied for additional patents.

May 9 heralded the signing of a Service Agreement between Bulldog and a leading mobility enhancement provider, directly enabling Bulldog to commercially launch the covert MiniBOSSTM asset tracking device.

On May 24, Bulldog announced an order from Argix Direct for a substantial number of MiniBOSSTM units. The MiniBOSSTM units will be installed in delivery vans and tractor trailers belonging to Barnes & Noble, among other Argix Direct customers, to track and protect their assets.

On May 31, Bulldog signed an agreement with Logessa S.A., granting rights to the Chilean company to distribute Bulldog’s products in South America. A leading warehouse, logistics and inland transportation company, Logessa is a major player in the transport logistics field.

On June 7, Barnes & Noble formally agreed to go ahead and install MiniBOSSTM units in their mobile fleets; a major accomplishment for Bulldog.

On June 9, Bulldog announced the partnership with one of the world’s largest satellite service providers. This allows Bulldog the opportunity to implement the MiniBOSSTM and TankerBOSSTM on an international basis with the ability to present tracking services worldwide.

What do all these events mean? They mean that Bulldog has proven that their security systems work and that major companies have expressed genuine interest in purchasing them.

Bulldog has taken the crucial step from being a concept company to being a company able to sell its products on a worldwide basis. It has not been easy and there has been many setbacks including delays from 3rd party companies in providing airtime, pilot agreements taking longer than anticipated, unexpected shipping interruptions/licensing and staffing challenges. Bulldog has met these obstacles head on and has overcome them all.

In addition, Bulldog has recently moved its RFID department from Boulder, Colorado to head offices in Richmond, British Columbia, allowing the company to reduce overhead by an additional US$50,000 per month.

Bulldog is truly building a unique and dynamic team of individuals. Being debt free, the Company now finds itself in a strong position to initialize major piloting projects with its now fully commercialized product line.

All this, in conjunction with new technologies on the way, gives Bulldog the opportunity to position itself as one of the industry leaders in cargo security and asset tracking.*

About Bulldog Technologies

Bulldog Technologies, Inc., a leading provider of wireless security solutions and sensor networks, researches, develops, and manufactures real-time, comprehensive monitoring, intrusion detection, covert asset recovery and tracking BOSSTM (Bulldog Online Security Solution) devices and solutions for use in the supply chain focusing on the cargo transportation and storage industry. Bulldog's solutions allow dispatchers, security personnel, law enforcement and loss prevention professionals, emergency response teams and cargo transport drivers to monitor, track and secure valuable assets/cargo during the transport, storage and delivery supply chain process.

For further information, visit Bulldog on the Web at http://www.bulldog-tech.com

Contact Information:

Investor Relations

Todd Fromer/Michael Cimini

KCSA Worldwide

(212) 896-1215 / (212) 896-1233

trfromer@kcsa.com / mcimini@kcsa.com
800 Second Avenue, 5th Floor

New York, NY 10017

Press Contact
Jan Roscovich
Bulldog Technologies Inc.
(604) 271-8656
Email: jroscovich@bulldog-tech.com

Legal Note on Forward-Looking Statements

Statements in this news release, which are not purely historical, are forward-looking statements, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Forward-looking statements in this news release are marked by an asterisk (*) and include statements regarding Bulldog’s belief that it will become one of the industry leaders in cargo security and asset tracking. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as compatibility of the Company’s products with existing security procedures and protocols employed potential customers and by law enforcement officials and security professionals, the impact of competitive products on the sales of the Company's products, general economic conditions as they affect the Company's prospective customers, the ability of third party manufacturers to produce the Company's products, the Company's ability to source product components in a timely manner, new technological developments that may allow third parties to compromise the effectiveness of the Company's products as a theft-deterrent system, and insufficient investor interest in the Company’s securities which may impact on the Company’s ability to raise additional financing as required. Readers should also refer to the risk disclosures outlined in the Company's annual report on Form 10-KSB and the Company's other disclosure documents filed from time-to-time with the SEC.